Exhibit 10.36

OXYSURE SYSTEMS, INC.
INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contract Agreement (the “Agreement”), dated October 8, 2012, between OxySure Systems, Inc., a Delaware corporation (“OxySure”) and Chris Hagerman (collectively reference to as “you”, “your” or “Consultant”) shall constitute the terms and conditions under which Chris Hagerman will provide services to OxySure as an independent contractor.

1.              CONSULTING SERVICES

a. "You" or “Consultant” shall mean any individual, corporation, partnership, or sole proprietorship, subject to the limitations of Section 6 of this Agreement, which (i) possess the requisite level of knowledge and training and agree to perform certain consulting services to be provided to OxySure and (ii) agree to supply OxySure with a member or members of your staff ("Personnel") to perform such consulting services to be provided to OxySure.

b. Under this Agreement you are charged with completing the project as described in the attached hereto in the form of Exhibit A (the “Work Schedule”). Any conflict between such Work Schedule and this Agreement shall be resolved by giving binding effect to the terms of this Agreement without regard to the conflicting terms of Work Schedule. Consultant agrees to provide services, and Personnel, if any, to OxySure pursuant to the specifications described in greater detail on Work Schedule. You shall not have any decision-making authority for any major acquisition, purchase or policy decision relating to OxySure's business.

c. Consultant is not authorized to render opinions on the business affairs of OxySure or its business, nor is it authorized to affix either its name or the name of OxySure to its marketing collateral or other business materials, unless otherwise agreed to in writing.

d. All work performed and services provided hereunder shall be under the direction and satisfaction of OxySure, with or without instructions or supervision from OxySure. OxySure shall provide no training, tools, equipment or other materials to Consultant, unless otherwise agreed to in writing.

e. You shall not, except to the extent inconsistent with the requirements of this Agreement, be prohibited in any way from performing any services for any other individual or company during the period of this Agreement. At any time, OxySure may arrange for other Consultant or OxySure own employees to provide the same or similar services to OxySure.

OxySure Independent Contractor Agmt.

2.              COMPENSATION

a. You acknowledge and agree that the total compensation set forth in the Work Schedule hereto is the maximum compensation that you may be entitled to for the services rendered pursuant to this Agreement and for the satisfactory completion of the projects identified in the Work Schedule hereto. Such compensation shall be paid in accordance with the terms set forth in the Work Schedule hereto and in the event that the Work Schedule omits such terms, all compensation shall be paid by OxySure in accordance with its payroll practices as in effect from time to time. The parties hereto agree that the withholding of any sum for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body applicable to employees is inapplicable hereunder and that all of such payments, withholdings, and benefits, if any, are your sole responsibility.

b. Consultant shall borne all ordinary business expenses incident to the performance of its  services under this Agreement. Any extraordinary business expenses are to be paid by Consultant unless approved in advance by OxySure in writing. Consultant shall provide its own equipment and materials for services to be rendered hereunder at Consultant sole cost and expense.

c. Notwithstanding any other provision of this Agreement, should you fail to make prompt payment of wages or fees to your Personnel performing services hereunder, OxySure, may at its election, contract directly with your Personnel for the performance of the services contemplated by any Work Schedule.

d. In no event shall you or your Personnel be entitled to participate in any employee benefit programs or fringe benefits, which may be offered by OxySure or its affiliates.

e. You shall not, and shall cause your Personnel to not, disclose your or your Personnel rate of pay or remuneration details to any third party, including without limitation, any customer or co-worker. Any such disclosure may result in your and/or your Personnel immediate termination.

3.             RELATIONSHIP/TERM/GUARANTEE

a. It is expressly acknowledged by the parties hereto that you are an independent contractor and nothing in this Agreement is intended or shall be construed to create an employer/employee relationship, or to allow OxySure to exercise control or direction over the manner or method by which you perform the services which are the subject matter of this Agreement; provided always that the services to be provided hereunder by you shall be provided in a manner consistent with professional standards governing such services and the provisions of this Agreement. It is also understood and agreed that you shall not be eligible to participate in any employee benefit plan offered by or through OxySure.

b. You understand that nothing in this Agreement shall confer any right with respect to continuation of engagement by OxySure, nor shall it interfere in any way with your right or OxySure’s right to terminate your engagement at any time, with 30 days written notice. You may terminate this Agreement subject to completion of any outstanding Work Schedules with 30 days written notice.

OxySure Independent Contractor Agmt.

c. If for any reason OxySure is dissatisfied with Personnel supplied by you, you will remove such person or persons immediately and, if requested by OxySure, provide a replacement or replacements as soon as practicable. If OxySure shall have notified you of its dissatisfaction prior to the conclusion of the person's or persons' third day of work, you will not charge OxySure for the first 24 hours worked.

4.              CONFIDENTIAL INFORMATION/INTELLECTUAL PROPERTY

a. You acknowledge, that in the course of you providing services hereunder, you and your Personnel may be provided with, or have access to, Confidential Information belonging to OxySure, or its affiliates or other parties. Confidential Information includes any and all information which any party may consider proprietary or otherwise wish to keep confidential, including, without limitation, business plans, marketing strategies, product information & specifications, customer lists, vendor lists, computer programs, schematics, source code, object code, pricing, cost or profit figures and projections, credit information, current, future or proposed products or services, plans and technology, business forecasts, financial records, accounting records, litigation documents and procurement requirements, and technical information included in or on tracings, flowcharts, software program code, drawings, field notes, calculations, specifications and engineering data. You agree to hold in strict confidence all Confidential Information which you or your Personnel uses or to which you or your Personnel gain access during the course of performance hereunder, and you shall not use, reproduce, publish, disclose, copy, circulate, forward or otherwise make known to any person or entity any Confidential Information, except to the extent required in the performance of your and your Personnel's services to OxySure hereunder.

This confidentiality clause shall not apply to (a) information that is in the public domain, (b) information that was previously known to you before the engagement, (c) information received from a third party having the right to lawfully possess and disclose such information without breaching this Agreement, (d) information approved for release by prior written authorization by OxySure, and (e) information required to be disclosed by a court of competent jurisdiction, but only to the extent expressly required and only after alerting OxySure of such disclosure requirement.

b. You agree not to disclose, indirectly or directly, to OxySure any information or data the disclosure of which would constitute a violation of any obligation to, or infringe the rights of, any third party.

OxySure Independent Contractor Agmt.

c. With respect to all deliverables, ideas, inventions or works copyrightable under United States law which are conceived, developed or prepared within the scope of this Agreement, you acknowledge that these works constitute “works made for hire” for the purpose of U.S. copyright law and that pursuant thereto, OxySure owns all right, title and interest in all such works. In the event that these works are held not to be “works for hire”, you agree to automatically assign to OxySure all intellectual and proprietary rights in the works, when and as the same shall arise, or the full term or terms of protection available therefor throughout the world and to comply with all reasonable instructions of OxySure regarding any ideas or inventions (including developments, innovations and improvements to existing OxySure confidential information and materials) whether patentable or not, conceived or made by you along or with others in the course of your performing services under this Agreement or by incorporation in whole or in part of OxySure confidential materials. Therefore, you agree to disclose to OxySure all ideas and inventions and any Confidential Information, which you discover or develop during the course of your performing services under this Agreement. At the expense of OxySure, you agree to execute all applications or registrations for patents and copyrights, and any other instruments deemed necessary or helpful for OxySury to secure and enforce its rights. You shall make no charge or claim for additional compensation or any other consideration for signing such documents. You shall, promptly and without prior request, disclose to OxySure all such inventions, works of authorship and other intellectual property.

d. Upon the termination or completion of services to OxySure, you agree immediately to return, all information, data and any other materials supplied by or obtained from OxySure in the course of your and your Personnel work, along with all copies thereof in your and your Personnel possession and control.

e. You acknowledge and agree that the disclosure of any Confidential Information or any other violation of the terms of this Section 4 would cause immediate and irreparable injury, loss and damage to OxySure and/or its affiliates and that an adequate remedy at law for such injury, loss and damage may not exist, and that in the event of such disclosure or threatened disclosure, OxySure and/or its affiliates shall be entitled to institute and prosecute proceedings in a court of competent jurisdiction to obtain temporary and/or permanent injunctive relief to enforce a provision of this Agreement, without the necessity of proof of actual damage or loss. You agree that you will be responsible for all attorneys’ fees, costs and expenses incurred by OxySure by reason of any action relating to this Agreement and that OxySure will be entitled to such additional relief that a court deems appropriate.

f. You further agree that the provisions of this Section 4 shall be binding upon not only on you and your Personnel, but on you and your Personnel's heirs, executors, administrators, successors and assigns, and that said provisions shall survive the termination of this Agreement for any reason, for five years after the termination date.

g. You shall obtain the written agreement of Personnel to each of the provisions of this Section 4a. - 4f. prior to commencement of work by you or any member of your staff.

h. You shall be responsible for and indemnify OxySure against, any loss, claims or expenses arising from any breach of this Section 4 by you and/or your Personnel.

OxySure Independent Contractor Agmt.

i. In order to protect OxySure’s Confidential Information, you agree that for the term of this Agreement and for one (1) year after the date of expiration or termination (for any reason) of this Agreement, you will not in any state in which OxySure is doing business or has done business within the prior one year period directly or indirectly, for yourself or on behalf of or in conjunction with any other person or entity:

(i)
solicit, induce, hire, engage, or attempt to hire or engage any employee of OxySure, or in any other way interfere with OxySure’s contractual or employment relations with any of its employees, nor will you hire or engage or attempt to hire or engage any individual who was an employee of OxySure at any time during the one year period immediately prior to the termination of your employment with OxySure; or

(ii)	contact, call upon or solicit any client or customer of OxySure (other than on behalf of OxySure), or otherwise divert or take away from OxySure the business of any client or customer of OxySure; or

(iii)
contact, call upon or solicit any prospective client or prospective customer of OxySure (other than on behalf of OxySure) of whom you became aware or was introduced to in the course of your duties for OxySure for the purpose of or with the intent to offer such prospective client or prospective customer any product or service that competes with the products and services offered by OxySure, or to otherwise divert or take away from OxySure the business of any prospective client or customer of OxySure whose business is a corporate opportunity of OxySure.

5.              REPRESENTATIONS AND WARRANTIES

a. Consultant represents that on or before the commencement of services under any Work Schedule, Consultant shall deliver to OxySure an original personnel agreement executed by all Consultant’s Personnel named in each Work Schedule, if applicable.

b. Consultant represents and warrants that it has the full power and authority to carry on its business as it is now being conducted, and is qualified to conduct business as a foreign corporation, a foreign partnership, or sole proprietorship, subject to the limitations of Section 6, in all jurisdictions in which the nature of the business contemplated by this Agreement requires such qualification.

c. You represent and warrant that maintain books and records in the ordinary course of  business reflecting your business activities.

d. You certify that it is fully in compliance, if applicable, with Executive Order 11246, The Rehabilitation Act of 1973, as amended, and the Vietnam Era Veterans Readjustment Assistance Act of 1974. You further certify that it has maintained records sufficient to document its compliance with these requirements. Both parties agree to comply with all applicable equal employment opportunity laws, including Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Americans with Disabilities Act, and, if applicable, the affirmative action requirements of Executive Order 11246, the Rehabilitation Act of 1973, as amended, and the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended.

OxySure Independent Contractor Agmt.

e. You warrant that all services provided hereunder shall be of the highest professional standards, quality and workmanship and shall be provided using your and your Personnel independent skill and judgment in the means and manner that are most suitable to perform the work contemplated hereunder and at a level generally acceptable to OxySure, and in accordance with professional standards governing such services and in accordance with the provisions of this Agreement.  You and/or your Personnel shall immediately notify OxySure if it is asked to perform services it is not qualified to perform or if it is not capable of providing any of the services required hereunder. While on the site of OxySure's business, you shall, and shall cause your Personnel to, abide by OxySure's applicable rules and regulations at all times and, upon request, shall promptly provide OxySure with a periodic writing report regarding the milestones of the project and the deliverables.

f. All information provided by you and your Personnel to OxySure or upon which OxySure has relied, including, without limitation, resumes, interviews and references, is complete, true and correct in all material respects. There is no fact which materially and adversely affects your or your Personnel ability to provide the services contemplated hereunder.

g. You and your Personnel shall fully comply, with the employment eligibility verification and other provisions of the Immigration Reform and Control Act of 1986 and regulations promulgated thereunder, as such may be amended from time to time, and you shall not provide to OxySure any Personnel if you know, or has any reason to believe, that such Personnel is not authorized to perform the services required under the applicable Work Schedule in the United States.

h. Consultant represents and warrants that its  execution and delivery of this Agreement and the performance of its duties hereunder do not, and will not, breach or conflict with any obligation of Consultant and/or Consultant’s Personnel to a previous employer, OxySure or other party or any obligation to keep confidential any information acquired by Consultant and Consultant’s Personnel prior to the date hereof. Consultant further represents and warrants that it will not, and shall cause Consultant’s Personnel not to, make use of any proprietary information, ideas or material of others in connection with this Agreement.

6.              INDEMNITY

You agree to hold OxySure harmless against and to indemnify OxySure for, any and all suits, causes of action, proceedings, loss, damage, liability or expense, including defense costs and legal fees and penalties by the Internal Revenue Service or any other taxing authority or other government agency (whether federal, state or local), which may be made against OxySure, and claims of any nature, whether sounding in contract or in tort, including, but not limited to, damage to property and personal injuries, including death, arising out of or resulting from or relating to (1) your failure to pay any taxes, (2) your taking any action which is inconsistent with your status as an independent contractor, (3) any act or omission by you or any of your officers, agents, employees, or subcontractors relating to the performance of this Agreement and (4) any claim of infringement of any patent, trademark, copyright or other intellectual property right with respect to any software, program, service and/or other materials developed by you under this Agreement. You also agree to reimburse OxySure for any resulting payments to the Internal Revenue Service or any other taxing authority or other governmental agency that OxySure must make in respect of such claim. Such indemnification extends to any and all costs, including attorney’s fees, costs and disbursements, incurred by OxySure as a result of any act by you which is inconsistent with your status as an independent contractor, such as a filing by you for unemployment insurance.

OxySure Independent Contractor Agmt.

7.              ATTORNEYS' FEES AND COSTS

Should any party be required to bring legal action against the other to enforce the terms and conditions of this Agreement, the prevailing party shall be awarded its costs incurred and expended during the pendency of litigation, including reasonable attorneys' fees.

10.           MISCELLANEOUS

a. The obligations contained in Section 4 and 5 of this Agreement shall be binding upon not only you, but on your Personnel, if applicable. You will advise your Personnel of the terms of this Agreement.

b. This Agreement constitutes the entire agreement between the parties with respect to the matters contained herein and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to that subject matter. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement.

c. You may not, without the express written permission of OxySure, assign, subcontract work or pledge any rights or obligations hereunder.

d. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by OxySure of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same time or any prior or subsequent time.

e. This Agreement shall be effective either as of the first day of your engagement by OxySure or, if you have already signed a similar agreement previously in a form acceptable to OxySure, as of the date first written below. This Agreement shall be governed by the laws of the State of Texas. You hereby agree to consent to the jurisdiction of any state or federal court located in Collin County, Texas for purposes of any dispute arising under this Agreement. IN ANY LITIGATION RELATING TO THIS AGREEMENT OR EMPLOYMENT WITH OXYSURE, YOU HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY.

OxySure Independent Contractor Agmt.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Chris Hagerman, individual		OxySure Systems, Inc.

Signature:	/s/ Chris Hagerman	/s/ Julian T. Ross

Name:	Chris Hagerman	Julian T. Ross

Address:	7914 E. Phillips Circ.	10880 John W. Elliott Drive,
	Centennial, Colorado 80112	Suite 600
Frisco, Texas 75033

OxySure Independent Contractor Agmt.

EXHIBIT A
WORK SCHEDULE

This Schedule is made a part of that certain Independent Contractor Agreement, dated October 8, 2012, between OxySure Systems, Inc., a Delaware corporation (“OxySure”) and Chris Hagerman (“Consultant”).

Start Date:	October 8, 2012

Estimated Duration:
One Year. The estimated duration of this engagement does not constitute a contract or a guarantee of a continued term of the Independent Contractor Agreement for the estimated period. You hereby acknowledge that OxySure may terminate the Independent Contractor Agreement or any services provided thereunder at any time prior to completion and you will only be entitled to payment for services actually rendered or commissions that have accrued through the date of such termination.  Upon termination all rights to any commission or other consideration shall terminate.

Contractor:	Chris Hagerman

Address:	7914 E. Phillips Cir. Centennial, Colorado 80112

Project:	Consultant shall provide Internet relations program to OxySure.

Deliverables:
Distribute Company press releases, including via email; marketing effort-IR leads; create and place banner ads on Internet; email lead generation and collection; send announcement of new email services to shareholder lists; continuously email news releases to investor database; update investor database with existing shareholders information; list any private placement, annual report, documents; convert documents to online format (html) for e-delivery (download); deliver requested documents online; advanced investment community support; broker network introductions; digitize & broadcast company, product, sales video presentation; link Company’s website to the video presentation; announce video presentation to investor database; announce video presentation to financial advisors; feature company in market newsletters; contract for a third party company research report; distribute research report to financial advisors; distribute research report to select investors; update and maintain Company domain www.oxysure.com; design and host company domain; upgrade current site to have international IR links/lead collection; upgrade current site for mobile/smart phone/tablets; search engine optimization – SEO campaign; register Company’s website on search engines and announce Company’s website to investors.

OxySure Independent Contractor Agmt.

Scope of work:	Consultant shall increase OxySure visibility on the Web and with investors as well as promote OxySure’s website through search engine optimization and upgrading it for mobile, smart phone and tablets.

Compensation:	The total aggregate compensation for all services rendered for the Estimated Duration under this Agreement is 176,000 restricted shares of common stock, par value $.0004 per share (“Common Stock”).

Payment Terms:
The payment of Consultant’s service will occur in three installments as follows: (i) 44,000 shares of Common Stock shall be issued to Consultant upon execution of this Agreement; (ii) 66,000 shares of Common Stock shall be issued to Consultant on or about January 8, 2013, and (iii) 66,000 shares of Common Stock shall be issued to Consultant on or about April 8, 2013.

Expenses:
All costs and expenses associated with the provision of the services under the Agreement, including, but not limited to, purchase of key words, banner ads, research reports, sub-contractors, programmers and programming, marketing and collateral development (including audio and video) shall be borne by Consultant.

OxySure Independent Contractor Agmt.